Exhibit 5.1

Goodwin Procter llp 620 Eighth Avenue New York, NY 10018 goodwinlaw.com +1 212 813-8800

February 23, 2024

AvalonBay Communities, Inc.

4040 Wilson Blvd., Suite 1000

Arlington, Virginia 22203

Re:      Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-277313) (as amended or supplemented, the “Registration Statement”) filed on February 23, 2024 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by AvalonBay Communities, Inc., a Maryland corporation (the “Company”) of any combination of securities of the types specified therein. The Registration Statement became effective automatically upon filing with the Commission on February 23, 2024. Reference is made to our opinion letter dated February 23, 2024 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on February 23, 2024 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to $705,960,888 in shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”) covered by the Registration Statement. The Shares are being offered and sold pursuant to, (i) those certain Amended and Restated Sales Agency Financing Agreements, dated as of January 17, 2023 (as each may be amended from time to time, the “Sales Agency Financing Agreements”), by and among the Company and each of J.P. Morgan Securities LLC, Barclays Capital Inc., BNP Paribas Securities Corp., BofA Securities, Inc., BTIG, LLC, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Jefferies LLC, Mizuho Securities USA, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, Scotia Capital (USA) Inc., TD Securities (USA) LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC, each as a sales agent, J.P. Morgan Securities LLC, Barclays Capital Inc., BNP Paribas Securities Corp., BofA Securities, Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Jefferies LLC, Mizuho Securities USA, Nomura Securities International, Inc., RBC Capital Markets, LLC, Scotia Capital (USA) Inc., TD Securities (USA) LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC, each as a forward seller, and each of JPMorgan Chase Bank, N.A., Barclays Bank PLC, BNP Paribas, Bank of America, N.A., Nomura Global Financial Products, Inc., Deutsche Bank AG, London Branch, Goldman Sachs & Co. LLC, Jefferies LLC, Mizuho Markets Americas LLC, Morgan Stanley & Co. LLC, Royal Bank of Canada, The Bank of Nova Scotia, The Toronto-Dominion Bank, Truist Bank and Wells Fargo Bank, National Association, as forward sellers, and (ii) those certain Master Confirmations, dated as of January 17, 2023 or February 23, 2024 (the “Master Confirmations”), by and between the Company and each of JPMorgan Chase Bank, N.A., Barclays Bank PLC, BNP Paribas, Bank of America, N.A., Nomura Global Financial Products, Inc., Deutsche Bank AG, London Branch, Goldman Sachs & Co. LLC, Jefferies LLC, Mizuho Markets Americas LLC, Morgan Stanley & Co. LLC, Royal Bank of Canada, The Bank of Nova Scotia, The Toronto-Dominion Bank, Truist Bank and Wells Fargo Bank, National Association.

AvalonBay Communities, Inc.

February 23, 2024

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that the Shares are issued for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors or an authorized committee thereof prior to the date hereof (the “Minimum Price”) and that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares that may be issued for the Minimum Price.

The opinion set forth below is limited to the Maryland General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Sales Agency Financing Agreements and the Master Confirmations and in exchange for a price per share equal to or greater than the Minimum Price, will be validly issued, fully paid and nonassessable.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this supplemental opinion letter as an exhibit to the Current Report and its incorporation by reference and the reference to our firm in that report. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP